EXHIBIT 10.2

USA Truck, Inc.  ♦  2014 Incentive Plan

2014 Management Bonus Plan – Chief Executive Officer

PURPOSE
On February 25, 2014, the Executive Compensation Committee (the “Committee”) of the Board of Directors of USA Truck, Inc. (the “Company”) approved the USA Truck, Inc. Management Bonus Plan (the “Plan”).  Separate goals were established for the Company’s Chief Executive Officer (the “CEO”).

PLAN PROVISIONS
The CEO will be paid a cash percentage and an equity percentage of December 31, 2014 base salary corresponding with the achievement of certain levels of consolidated 2014 pretax income (“PTI”).

A.
CASH BONUS.  Each applicable level of consolidated 2014 PTI corresponds to a percentage bonus opportunity for the CEO that is multiplied by the CEO’s base salary to determine the CEO’s cash bonus.  Pursuant to the Plan, the CEO may receive between 25% and 125% of base salary in cash (with a targeted payout of 75%) depending on the applicable level of consolidated 2014 PTI achieved (inclusive of bonus expense).  In order for the cash bonus to be paid, the Company must achieve a minimum PTI as established by the Committee, based on the audited consolidated results of operations of the Company for the year ending December 31, 2014.  To the extent PTI exceeds the minimum target, the percentage of cash bonus to be paid will increase up to the maximum percentage when PTI equals or exceeds the maximum target.

B.
EQUITY BONUS.  Equity awards, if any, will consist of restricted stock (“RSAs”).  Each applicable level of consolidated 2014 PTI corresponds to a percentage bonus opportunity for the Participant.  The CEO’s base salary is multiplied by the percentage and the resulting amount is divided by the closing price of the Company’s common stock on the day following the release of its 2014 earnings, or any other date as determined by the Committee, to determine the number of shares to be awarded.  Pursuant to the Plan, the CEO may receive between 10% and 30% of his base salary in equity (with a targeted payout of 20%) depending on the applicable level of consolidated 2014 PTI achieved (inclusive of cash bonus expense).  In order for the equity bonus to be issued, the Company must achieve a minimum PTI as established by the Committee, based on the audited consolidated results of operations of the Company for the year ending December 31, 2014.  To the extent PTI exceeds the minimum target, the percentage of equity bonus to be issued will increase up to the maximum percentage when PTI equals or exceeds the maximum target.

RSAs issued in connection with the equity bonus will vest over a four-year period at 25% per year on the anniversary of the grant date and 25% on each succeeding anniversary date, conditioned on continued employment and certain other forfeiture provisions, and will be issued from the Company’s 2014 Equity Incentive Plan (if approved by shareholders at the 2014 annual meeting).

Instead of RSAs, the Committee may, at its discretion, choose to award the shares in the form of nonqualified stock options (“NQOs”), the number of which would be determined based upon the Black-Scholes-Merton cost model and the exercise price of which would be the closing price of the Company’s common stock on the day following the release of its 2014 earnings, or any other date as determined by the Committee.  NQOs will vest over a four-year period at 25% per year on the anniversary of the grant date and 25% on each succeeding anniversary date, conditioned on continued employment and certain other forfeiture provisions, and will be issued from the Company’s 2014 Equity Incentive Plan.

SUBJECT TO CHANGE
The Plan is subject to revision at any time at the discretion of the Committee of the Board of Directors of the Company.

ADMINISTRATION
The Plan shall be administered by the Committee of the Company, or its designee, who shall have full and complete authority and discretion to determine eligibility and qualifications of employees to participate in the Plan; to determine the incentive percentage and incentive amount each participant is eligible to receive under the Plan; to interpret and administer the Plan and/or any agreement entered into under the Plan; to establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; to delegate duties and responsibilities under the Plan to the Company’s officers and / or employees as deemed necessary; and, to make any other determination and take any other action the Committee, or its designee, deems necessary or desirable for the administration, interpretation and management of the Plan.  Decisions of the Committee relating to the administration, interpretation, management and / or revision of the Plan shall be final, conclusive and binding on all persons, including the Company and its employees.

NO CONTRACT OF EMPLOYMENT

The Plan is an incentive plan only; no employee shall be entitled to participate in any Plan unless he or she meets all of the qualifications, terms and conditions stated herein.  The Plan does not constitute a contract, expressed or implied, and does not guarantee an employee’s employment or continued employment, with the Company for any specified duration.  The Company is an “at will” employer and, therefore, either the employee or the Company may terminate the employment relationship at any time, at will, for any reason, with or without cause, and without prior notice.